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                                  EXHIBIT 2.1


                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

         Amendment No.1, dated as of February 24, 2003 (this "Amendment") to the Agreement and Plan of Merger (the "Agreement") entered into as of December 23, 2002, by and among MTR Gaming Group, Inc., a Delaware corporation ("Parent"), Racing Acquisition, Inc., an Ohio corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and Scioto Downs, Inc., an Ohio corporation (the "Company"). Parent, Merger Subsidiary and the Company are referred to collectively herein as (the "Parties").

                                    RECITALS

         WHEREAS, Section 5.04 of the Agreement provides that the Parent shall have a period of thirty days to determine the suitability of the transactions contemplated therein in its sole and absolute discretion (the "Due Diligence Period") and further provides that the Parent shall be entitled to reasonable extensions of the Due Diligence Period (not to exceed an aggregate of thirty days) to the extent necessary for third parties to complete their studies or inspections.

         WHEREAS, the Parties would like to further extend the Due Diligence Period to facilitate the resolution of certain matters relating to the studies and inspections being made by the Company.

         WHEREAS, as described herein, the Parties would like to make certain other amendments to the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. INCORPORATION. The recitals set forth above are incorporated herein as though more fully set forth. And, unless otherwise provided, all defined terms shall have the meaning ascribed in the Agreement.

2. SECTION 5.04. The Due Diligence Period shall be extended from February 24, 2003 up to and including March 11, 2003.

3.       SECTION 6.03. The following provision shall be added as Section
6.03(e):

         "(e)     one of the following shall have occurred: (i) the
participation of Mara Enterprises, Inc. ("Mara") in the multiple-employer pension plan which the Company sponsors (the "Pension Plan") shall have been separated in a manner such that the Company shall neither be jointly and severally liable, nor be contingently liable, with respect to any funded status deficit attributable to Mara or (ii) in the event Scioto shall have submitted to all governmental authorities having jurisdiction over the Pension Plan all filings required to initiate the separation of the Pension Plan but shall be unable to effect such separation due to the absence of decision by those entities having jurisdiction over such separation, then Mara shall escrow amounts sufficient to effect a separation. To effect such an escrow, Mara shall contemporaneously with the Closing deposit with a licensed

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and bonded trust company to hold in escrow for the protection of the Parent an amount equal to the funded status deficit attributable to Mara together with an amount equal to two (2) times Mara's pro rata share of administrative costs and Mara's ongoing funding obligations (all of which may be estimated) for the next twelve (12) months together with the entry into an agreement by Mara with Parent whereby Mara shall indemnify and hold Parent harmless against any and all liability arising from any funded status deficit attributable to Mara. For purposes of this Amendment, the "funded status deficit" attributable to Mara shall mean the excess of the projected benefit obligation attributable to Mara over the fair value of the plan assets allocable to Mara."

4. ENTIRE AGREEMENT. Except as expressly amended or modified by the terms of this Amendment, the Agreement shall remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, or have caused this Amendment to be duly executed with legal and binding effect by their respective authorized officers, in their individual capacity, as of the date first written above.

                                 SCIOTO DOWNS, INC.

                             by: /s/ Edward T. Ryan
                                 --------------------------------------
                           Name: Edward T. Ryan
                          Title: President

                                 MTR GAMING GROUP, INC.

                             by: /s/ Edson R. Arneault
                                 --------------------------------------
                           Name: Edson R. Arneault
                          Title: President and Chief Executive Officer

                                 RACING ACQUISITION, INC.

                             by: /s/ Edson R. Arneault
                                 -------------------------------------
                           Name: Edson R. Arneault
                          Title: President

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